Exhibit 107.1

Calculation of Filing Fee Tables

Form S-3

(Form Type)

4D Molecular Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	2,837,914(1)	$8.78(2)	$24,902,695.35(2)	0.0000927	$2,308.48

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$24,902,695.35		$2,308.48

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$2,308.48

(1)

Consists of 2,837,914 shares of our common stock issued to the selling stockholders. Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares of common stock being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares of common stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act, on the basis of the average of the high and low prices for a share of the registrant’s common stock as reported on the Nasdaq Global Select Market on August 19, 2022, which date is a date within five business days prior to the filing of this registration statement.